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Exhibit 99.3

        EP ENERGY LLC
and
EVEREST ACQUISITION FINANCE INC.

Offer to Exchange up to
$750,000,000 Aggregate Principal Amount of their 6.875% Senior Secured Notes Due 2019
For Any and All of Their Outstanding 6.875% Senior Secured Notes Due 2019,
$2,000,000,000 Aggregate Principal Amount of their 9.375% Senior Notes Due 2020
For Any and All of Their Outstanding 9.375% Senior Notes Due 2020
and
$350,000,000 Aggregate Principal Amount of their 7.750% Senior Notes Due 2022
For Any and All of Their Outstanding 7.750% Senior Notes Due 2022

THE EXCHANGE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK
CITY TIME, AT THE END OF       , 2012, UNLESS EXTENDED.

      , 2012

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        EP Energy LLC and Everest Acquisition Finance Inc. (together, the "Issuers") are offering, upon the terms and subject to the conditions set forth in the Prospectus dated                         , 2012 (the "Prospectus") and the accompanying Letter of Transmittal enclosed herewith (which together constitute the "Exchange Offer") to exchange their 6.875% Senior Secured Notes due 2019, 9.375% Senior Notes due 2020 and 7.750% Senior Notes due 2022 (collectively, the "Initial Notes") for a corresponding and equal aggregate principal amount of new 6.875% Senior Secured Notes due 2019, new 9.375% Senior Notes due 2020 and new 7.750% Senior Notes due 2022 (collectively, the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"). As set forth in the Prospectus, the terms of the Exchange Notes are identical in all material respects to the corresponding Initial Notes, except that the Exchange Notes have been registered under the Securities Act, and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for the payment of additional interest to the holders of the Initial Notes under certain circumstances relating to (a) the Registration Rights Agreement, dated April 24, 2012, among the Issuers, the subsidiary guarantors party thereto and the initial purchasers of the initial 6.875% Senior Secured Notes due 2019, (b) the Registration Rights Agreement, dated April 24, 2012, among the Issuers, the subsidiary guarantors party thereto and the initial purchasers of the initial 9.375% Senior Notes due 2020 and (c) the Registration Rights Agreement, dated August 13, 2012, among the Issuers, the subsidiary guarantors party thereto and the initial purchasers of the initial 7.750% Senior Notes due 2022.

        The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer—Conditions to the Exchange Offer" in the Prospectus.

        Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

          1.     The Prospectus, dated            , 2012;

          2.     The Letter of Transmittal for your use (unless Initial Notes are tendered by an Agent's Message) and for the information of your clients (including Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9) (facsimile copies of the Letter of Transmittal may be used to tender Initial Notes);

          3.     A form of letter which may be sent to your clients for whose accounts you hold Initial Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer; and

          4.     A Notice of Guaranteed Delivery.

        Your prompt action is requested. Please note the Exchange Offer will expire at midnight, New York City time, at the end of            , 2012, unless extended. Please furnish copies of the enclosed materials to those of your clients for whom you hold Initial Notes registered in your name or in the name of your nominee as quickly as possible.

        In all cases, exchange of Initial Notes accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (a) certificates representing such Initial Notes, or confirmation of book entry transfer of such Initial Notes, as the case may be, (b) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or an Agent's Message and (c) any other required documents.

        Holders who wish to tender their Initial Notes and (i) whose Initial Notes are not immediately available or (ii) who cannot deliver their Initial Notes, the Letter of Transmittal or an Agent's Message and in either case together with any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Initial Notes according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer—Procedures for Tendering Initial Notes—Guaranteed Delivery Procedure" in the Prospectus.

        The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Initial Notes residing in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

        The Issuers will not pay any fees or commissions to brokers, dealers or other persons for soliciting exchange of Initial Notes pursuant to the Exchange Offer. The Issuers will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Issuers will pay or cause to be paid any transfer taxes payable on the transfer of Initial Notes to them except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Questions and requests for assistance with respect to the Exchange Offer or for copies of the Prospectus and Letter of Transmittal may be directed to the Exchange Agent by telephone at (302) 636-6181 (Attention: Sam Hamed) or by facsimile (for eligible institutions only) at (302) 636-4139 (Attention: Sam Hamed).

Very truly yours,
EP Energy LLC and
Everest Acquisition Finance Inc.

        Nothing contained herein or in the enclosed documents shall constitute you or any other person as the agent, of the Issuers or any affiliate thereof, or authorize you or any other person to make any statements or use any document on behalf of any of the Issuers in connection with the Exchange Offer other than the enclosed documents and the statements contained therein.

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  Exhibit 99.3